Exhibit 10.1

December 14, 2012

Michael Hunkapiller

Re:	Base Salary Compensation

Dear Michael:

This Letter Agreement is in reference to your voluntary waiver of your annual base salary (“Base Salary”) and your annual performance bonus (the “Bonus”), as previously discussed between you and Pacific Biosciences of California, Inc. (the “Company”).

This Letter Agreement serves to confirm your acknowledgement and agreement, that you will be waiving: (a) your Base Salary such that your Base Salary payable by the Company to you will be equal to $1 per year (the “Reduced Salary”), commencing January 1, 2013, through December 31, 2013 (the “Reduction Period”), and (b) one hundred percent (100%) of the amount of any Bonus otherwise payable by the Company to you with respect to the calendar year 2012 performance period (together with the Reduced Salary, the “Reductions”). Unless the Reduction Period is extended by mutual agreement between the Company and you, then effective as of January 1, 2014, your Base Salary payable by the Company to you will be equal to the amount of your Base Salary in effect immediately prior to the effectiveness of the Reduced Salary.

In addition, for purposes of the Employment Agreement entered into between you and the Company, dated January 5, 2012 (the “Employment Agreement”), and the Change in Control Severance Agreement entered into between you and the Company, dated January 5, 2012 (the “Severance Agreement”), you acknowledge and agree that the Reductions will not constitute “Good Reason,” as defined in Section 13(e) of the Employment Agreement and Section 7(d) of the Severance Agreement.

During the period that your Reduced Salary remains in effect, the amount of any salary severance that you may become entitled to receive under Section 9(a)(i) of the Employment Agreement or Section 3(a)(i) of the Severance Agreement will be determined without regard to the Reduced Salary and instead will be calculated based on your Base Salary in effect immediately prior to the effectiveness of such Reduced Salary.

Except as expressed modified by the terms of this Letter Agreement, your Employment Agreement and Severance Agreement will remain in full force and effect in accordance with their terms.

Sincerely,

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Susan K. Barnes
Susan K. Barnes
Executive Vice President and Chief Financial Officer

Acknowledged and Agreed:

/s/ Michael Hunkapiller	December 14, 2012
Michael Hunkapiller	Date